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Exhibit (a)(1)(iv)

        Offer to Purchase for Cash
Any and All Outstanding Shares of Common Stock
of

NPS Pharmaceuticals, Inc.

at

$46.00 Net Per Share

by

Knight Newco 2, Inc.

an indirect wholly owned subsidiary of each of

Shire Pharmaceutical Holdings Ireland Limited

and

Shire plc

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, FEBRUARY 20, 2015, UNLESS THE OFFER IS EXTENDED.

January 23, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Knight Newco 2, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of each of Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland ("SPHIL"), and Shire plc, a company incorporated in Jersey, Channel Islands ("Shire"), to act as the information agent (the "Information Agent") in connection with Purchaser's offer to purchase any and all of the outstanding shares (the "Shares") of common stock, par value $0.001 per share, of NPS Pharmaceuticals, Inc., a Delaware corporation ("NPS"), at a purchase price of $46.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 23, 2015 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer") enclosed herewith.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

  1.
  The Offer to Purchase.

  2.
  The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Citibank, N.A., the depositary for the Offer (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

  4.
  A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5.
  NPS's Solicitation/Recommendation Statement on Schedule 14D-9 dated January 23, 2015.

  6.
  An Internal Revenue Service Form W-9.

  7.
  A return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, FEBRUARY 20, 2015, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to the Agreement and Plan of Merger dated as of January 11, 2015 (the "Merger Agreement") among NPS, SPHIL, Purchaser and, solely for the limited purposes set forth therein, Shire. The Merger Agreement provides, among other things, that as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth therein (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer), Purchaser will merge with and into NPS (the "Merger"), with NPS continuing as the surviving corporation and an indirect wholly owned subsidiary of SPHIL. At the effective time of the Merger, each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under the Delaware General Corporation Law, any Shares held by NPS as treasury stock and each Share irrevocably accepted for purchase by Purchaser in the Offer) will be converted into the right to receive the price per Share paid in the Offer, net to the seller in cash, without interest and less any required withholding taxes. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

        The Board of Directors of NPS has unanimously (a) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of NPS's stockholders, (b) approved, adopted and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (c) recommended that NPS's stockholders accept the Offer. NPS has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

        The Offer is conditioned upon, among other things, (i) immediately prior to the expiration of the Offer, there being validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of Shares (excluding Shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) that, together with the Shares then owned by SPHIL and its subsidiaries, represents at least a majority of the Shares, and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder. The Offer is also subject to the other conditions described in Section 15 of the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker, dealer or any other person (other than to the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.

        Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                      Very truly yours,

                      MacKenzie Partners, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SPHIL, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(iv)